SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 17, 2011

GLEN ROSE PETROLEUM CORPORATION
(Exact name of registrant as specified in Charter)

Delaware	001-10179	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

22762 Westheimer Parkway
Suite 515
Katy, Texas 77450
(Address of Principal Executive Offices)

(832) 437-0329
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2011, Glen Rose Petroleum Corporation (“the “Company”) announced that, in order to maintain at least two independent directors on the Company’s Board of Directors, and to fill the vacancy created by the recent resignation of Mr. Martin Chopp as a director, the Board appointed Mr. Robert Tarrant as a director. Mr. Tarrant, who is 53, has over 27 years of experience in the oil industry including: field instrumentation, refinery and control systems engineering.  He is an expert in tribology, rheology, lubrication systems, combustion engineering, cement chemistry and down hole physics, global supply chain and SGS audit and verification of quality for all liquids and gases including: crude oil, fuel oil, jet fuel, diesel, natural gas and lubricants.  He has served as a technology partner to several global oil field services companies in varied geologies in the U.S. and internationally.  Mr. Tarrant also has nearly 10 years of corporate finance experience with technology-related business including: Global 150, middle market and start-up companies.  He earned his BS Chemistry from the University of Delaware and was awarded an MBA from Monmouth College with honors.

Effective as of March 18, 2011, Mr. Kenneth Martin resigned as Chief Financial Officer and terminated his employment with the Company. The resignation was for personal reasons and not the result of any dispute with the Company or its auditors.  Mr. Martin was given a copy of this current report prior to its filing.  To replace Mr. Martin, the Company announced that Mr. Theodore (“Ted”) Williams, a director of the Company, has been appointed by the Company’s Board of Directors to serve as the Chief Financial Officer of the Company.  Mr. Williams was appointed to the Board of the Company on October 8, 2007 and has served as a member of the Board’s Audit Committee.  He is the managing partner of Point Capital Partners, LLC, a private merchant bank focused on principal investments in the energy, real estate and healthcare/humanities industries.  Mr. Williams graduated from the United States Military Academy in West Point, New York and served in the United States Army from April 1994 through February 1997.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glen Rose Petroleum Corporation

Date: March 24, 2011	By:	/s/ Andrew Taylor-Kimmins
Andrew Taylor-Kimmins, President